Exhibit 99.1
Quest Diagnostics Names Sam Samad Executive Vice President and Chief Financial Officer

SECAUCUS, N.J., June 9, 2022 -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that Sam Samad will become Executive Vice President and Chief Financial Officer. He will succeed Mark Guinan, who, in February, following eight and a half years in the role, announced his intention to retire. To provide a smooth transition, Mr. Guinan will remain at Quest through the report of second quarter financial results. Mr. Samad will join Quest Diagnostics on July 11, 2022.

Mr. Samad, 52, joins Quest Diagnostics from Illumina, Inc., where he has served as Chief Financial Officer since 2017. At Illumina, a global leader in DNA sequencing and array-based technologies, he has responsibility for the company’s finance, accounting, investor relations, internal audit, and treasury functions.

Before joining Illumina, Mr. Samad held several senior leadership positions at Cardinal Health, including SVP and Corporate Treasurer. During his tenure as Treasurer, he also had operational and financial responsibility for Cardinal Health’s China business. He previously served as SVP and CFO for Cardinal Health’s $85 billion pharmaceutical segment, among other leadership roles. Prior to Cardinal Health, he spent 13 years at Eli Lilly and Company in a variety of sales and finance roles, both domestically and internationally, including as CFO of the company’s Canada affiliate. Mr. Samad holds a BBA degree from the American University of Beirut in Lebanon and an MBA from McMaster University in Canada.

Jim Davis, Quest Diagnostics CEO-elect, said, “Sam Samad is an excellent addition to the Quest senior leadership team, bringing extensive financial, operations and industry experience through his role as CFO of Illumina and time in senior positions at other major healthcare companies. I look forward to partnering with Sam closely as our team executes on our two-point business strategy to accelerate growth and drive operational excellence.”

“I am excited to join the Quest Diagnostics team and look forward to leveraging my financial and operational experience to help Quest grow and thrive in a post-pandemic world,” said Mr. Samad.

"Sam Samad is an exceptional talent, and he will be a key member of the Quest team as the company continues to grow and serve a range of stakeholders – including patients, physicians, hospitals, employees, and shareholders,” said Steve Rusckowski, Chairman, CEO and President, who has announced he will transition his CEO and President roles to Mr. Davis on November 1, 2022.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors, and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com